AMENDMENT NO. 1        EXHIBIT (4)(b)
                                        TO
                            LOAN AND SECURITY AGREEMENT
                          DATED AS OF SEPTEMBER 7, 1994


          THIS AMENDMENT NO. 1 dated as of February 15, 1995 (this "Amendment") is entered into among BANKAMERICA BUSINESS CREDIT, INC., a Delaware corporation ("BABC"), THE BANK OF NEW YORK COMMERCIAL CORPORATION, a New York corporation ("BNYCC"), THE BOATMEN'S NATIONAL BANK OF ST. LOUIS, a national banking association ("Boatmen's") (BABC, BNYCC and Boatmen's and their respective successors and assigns being sometimes hereinafter referred to collectively as the "Lenders" and each of BABC, BNYCC and Boatmen's and its successors and assigns being sometimes hereinafter referred to individually as a "Lender"), BANKAMERICA BUSINESS CREDIT, INC., a Delaware corporation, as agent for the Lenders (in such capacity as agent, the "Agent"), LACLEDE STEEL COMPANY, a Delaware corporation (the "Parent"), and LACLEDE CHAIN MANUFACTURING COMPANY, a Delaware corporation ("Laclede Chain"), and LACLEDE MID AMERICA INC., an Indiana corporation ("Laclede Mid America") (the Parent, Laclede Chain and Laclede Mid America being sometimes hereinafter referred to collectively as the "Borrowers" and each of the Parent, Laclede Chain and Laclede Mid America being sometimes hereinafter referred to individually as a "Borrower"). Capitalized terms used herein but not defined herein shall have the meanings provided in the Loan Agreement.

                               W I T N E S S E T H :

          WHEREAS, the Borrowers, the Lenders and the Agent are parties to a certain Loan and Security Agreement dated as of September 7, 1994 (the "Loan Agreement"); and

          WHEREAS, the Borrowers, the Lenders and the Agent have agreed to amend the Loan Agreement on the terms and conditions hereinafter set forth;

          NOW, THEREFORE, in consideration of the premises set forth above, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Borrowers, the Lenders and the Agent hereby agree as follows:

          Section 1. Amendment of the Loan Agreement. Effective as of February 21, 1995, subject to the fulfillment of the conditions precedent set forth in Section 2 below, the Loan Agreement is hereby amended as follows:

               (a)  The definition of "Capital Expenditures" contained in
     Section 1.1 is hereby deleted in its entirety and the following definition is substituted therefor:

               "Capital Expenditures" means, for any fiscal period, (a) the cost of any fixed asset or improvement, or replacement, substitution, or addition thereto, acquired during such period and having a useful life of more than one year, including, without limitation, those costs arising in connection with the direct or indirect acquisition of such assets by way of increased product or service charges or offset items or in connection with a Capital Lease plus (b) the amount of any cash expended during such period in consummating any Quasi Asset Acquisition; provided, that Capital Expenditures shall be deemed not to include (i) the cost, up to a maximum amount of $5,300,000 of purchasing and implementing a new ladle furnace and related melt shop and rolling mill Equipment for the Parent's Alton steel mill plant located in Alton, Illinois (provided, that any such cost in excess of $5,300,000 would constitute Capital Expenditures);
          (ii) the cost of acquiring the Fairless Hills Equipment; (iii) any expenditure in connection with the High Temperature Metals Recovery System Facility located at the Parent's Alton steel mill plant located in Alton, Illinois, to the extent such expenditure is financed in whole by funds derived from the Solid Waste Disposal Bonds; (iv) the cost, up to a maximum amount of $2,000,000, of any fixed asset or improvement, or replacement, substitution or addition thereto, purchased, directly or indirectly, with monies received by Laclede Mid America under the terms and conditions of that certain Asset Purchase Agreement, dated as of November 7, 1994, between Laclede Mid America and Leggett & Platt, Incorporated, a Missouri corporation, a copy of which Asset Purchase Agreement has been provided to the Agent (provided, that any such cost in excess of $2,000,000 would constitute Capital Expenditures); and (v) the cost, up to a maximum amount of $3,000,000, of any fixed asset or improvement, or replacement, substitution or addition thereto, purchased, directly or indirectly, with monies derived from (A) the sale, for an amount not to exceed $1,000,000, of up to three percent (3%) of the common stock of Laclede Mid America to Nissho Iwai American Corporation, or one of its affiliates, and/or (B) a loan, in an amount not to exceed $2,000,000, by Nissho Iwai American Corporation, or one of its affiliates, to Laclede Mid America (provided, that any such cost in excess of $3,000,000 would constitute Capital Expenditures).

               (b)  The definition of "Revolver Facility" contained in Section
     1.1 is hereby deleted in its entirety and the following definition is substituted therefor:

               "Revolver Facility" means $95,000,000 or the agreement by the Lenders and the Agent to provide Revolving Loans and Letters of Credit up to such amount subject to the terms of this Agreement, as the context may require.

               (c) The amount of "$95,000,000" appearing in the first sentence of Section 2.1 is hereby deleted in its entirety and the amount of $105,000,000 is substituted therefor.

               (d) Section 2.2(k) is amended to add the following provisions immediately following the section heading of such Section and prior to the provisions contained in subsection (i) thereof:

          The Agent and the Lenders hereby agree that, except in the case of Settlement Loans and Agent Advances, each Lender's funded portion of the Revolving Loans is intended to be equal at all times to such Lender's Pro Rata Share of the outstanding Revolving Loans. The Agent and the Lenders agree (which agreement shall not be for the benefit of or enforceable by any Borrower) that in order to facilitate the administration of this Agreement and the other Loan Documents, settlement among them as to the Revolving Loans, the Settlement Loans and the Agent Advances shall take place on a periodic basis in accordance with the following provisions:

               (e) Section 2.2(k) is further amended to delete the first sentence of subsection (i) thereof and to substitute the following therefor:

          The Agent shall request settlement ("Settlement") with the Lenders on a weekly basis, or on a more frequent basis if so determined by the Agent, with respect to (1) each outstanding Settlement Loan, (2) each outstanding Agent Advance, and (3) collections received, by notifying the other Lenders by telecopy, telephone or other similar form of transmission, of such requested Settlement, no later than 11:00 a.m. (San Francisco, California time) on the date of such requested Settlement (the "Settlement Date").

               (f) Section 2.2(k) is further amended to add the following provisions as subsection (iv) thereof:

               (iv) If any payments are received by the Agent which, in accordance with the terms of this Agreement would be applied to the reduction of the Revolving Loans, and no Settlement Loans or Agent Advances are then outstanding, the Agent may pay over such amounts to BABC for application to BABC's Pro Rata Share of such Revolving Loans. If, as of any Settlement Date, collections received since the then immediately preceding Settlement Date have been applied to BABC's Pro Rata Share of the Revolving Loans other than Settlement Loans and Agent Advances, as provided for in the immediately preceding sentence, BABC shall pay to the Agent, for the accounts of the Lenders, to be applied to the outstanding Revolving Loans of such Lenders, an amount such that each Lender shall have outstanding, as of such Settlement Date, after giving effect to such payments, its Pro Rata Share of such Revolving Loans; provided, that the Agent may net payments due from BABC pursuant to this sentence against payments due to BABC pursuant to Section 2.2(k)(i) on the applicable Settlement Date, and require either BABC or the other Lenders, as applicable, to make only the amount of the payment due after such netting. As of each Settlement Date, BABC with respect to Settlement Loans, the Agent with respect to Agent Advances, and each Lender with respect to the Revolving Loans other than Settlement Loans and Agent Advances, shall be entitled to interest at the applicable rate or rates payable under this Agreement on the actual average daily amount of funds employed by BABC, the Agent and the other Lenders since the immediately preceding Settlement Date.

               (g) Section 8.12 is deleted in its entirety and the following is substituted therefor:

                    8.12 Guaranties. Neither the Parent nor any of its Subsidiaries shall make, issue or become liable on any Guaranty, except (a) Guaranties in favor of the Agent, and (b) a Guaranty by the Parent, made on an unsecured basis and pursuant to documentation in form and substance satisfactory to the Agent and the Majority Lenders, of a loan in a principal amount not to exceed $2,000,000, to be extended to Laclede Mid America by Nissho Iwai American Corporation, or one of its affiliates, incident to improvements being undertaken by Laclede Mid America at its Fremont, Indiana plant, to facilitate the production of high tensile oil tempered wire for cold wound suspension springs.

          Section 2. Conditions to Amendment. This Amendment shall become effective upon the receipt by the Agent of the following:

               (a) an amendment fee in the amount of $100,000, which fee shall be distributed by the Agent to the Lenders in accordance with their Pro Rata Shares;

               (b) six (6) counterparts of this Amendment, executed by each Borrower and each Lender;

               (c) an executed mortgage modification agreement with respect to the Mortgage, and endorsement to the applicable title insurance policy, in each case in form and substance satisfactory to the Agent and the Majority Lenders;

               (d) a Secretary's Certificate certifying board of directors' resolutions for each Borrower, in form and substance satisfactory to the Agent and the Majority Lenders; and

               (e) a certificate signed by the President or a Vice President and the Chief Financial Officer or Treasurer of each Borrower, in form and substance satisfactory to the Agent and the Majority Lenders.

          Section 3. Commitments. Upon the effectiveness of this Amendment, the amount of each Lender's Commitment shall be that set forth beside such Lender's name under the heading "Commitment" on the signature pages of this Agreement. Such amount may thereafter be adjusted in accordance with the terms of the Loan Agreement.

          Section 4. Representations and Warranties. Each Borrower hereby represents and warrants that (i) this Amendment constitutes a legal, valid and binding obligation of such Borrower, enforceable against such Borrower in accordance with its terms, (ii) the representations and warranties contained in the Loan Agreement are correct in all material respects as though made on and as of the date of this Amendment, and (iii) no Event of Default has occurred and is continuing.

          Section 5.  Reference to and Effect on the Loan Agreement.

               (a) Upon the effectiveness of this Amendment, each reference in the Loan Agreement to "this Agreement", "hereunder", "hereof", "herein", or words of like import shall mean and be a reference to the Loan Agreement, as amended hereby, and each reference to the Loan Agreement in any other document, instrument or agreement executed and/or delivered in connection with the Loan Agreement shall mean and be a reference to the Loan Agreement, as amended hereby.

               (b) Except as specifically amended above, the Loan Agreement and all other documents, instruments and agreements executed and/or delivered in connection therewith shall remain in full force and effect and are hereby ratified and confirmed.

               (c) The execution, delivery and effectiveness of this Amendment shall not operate as a waiver of any right, power or remedy of the Agent or the Lenders under the Loan Agreement, nor constitute a waiver of any provision of the Loan Agreement, except as specifically set forth herein.

          Section 6. Execution in Counterparts. This Amendment may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed to be an original and all of which taken together shall constitute but one and the same instrument.

          Section 7. Governing Law. This Amendment shall be governed by and construed in accordance with the internal laws (as opposed to the conflicts of laws provisions) of the State of Illinois.

          Section 8. Section Titles. The section titles contained in this Amendment are and shall be without substance, meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.




          IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed and delivered as of February 15, 1995.

                              LACLEDE STEEL COMPANY



                              By:
                                 Vice President


                              LACLEDE CHAIN MANUFACTURING COMPANY



                              By:
                                 Vice President


                              LACLEDE MID AMERICA INC.



                              By:
                                 Vice President


                              BANKAMERICA BUSINESS CREDIT, INC.,
                              as the Agent



                              By:
                                 Vice President


Commitment:  $71,842,100      BANKAMERICA BUSINESS CREDIT, INC.,
                              as a Lender



                              By:
                                 Vice President


Commitment:  $27,631,600      THE BANK OF NEW YORK COMMERCIAL CORPORATION, as a
                              Lender



                              By:
                                 Vice President


Commitment:  $ 5,526,300      THE BOATMEN'S NATIONAL BANK OF ST. LOUIS, as a
                              Lender



                              By:
                                 Vice President